REFERENCE 10.4 NOTICE OF EXERCISE OF STOCK OPTION ISSUED

MAXIM MORTGAGE CORPORATION

NOTICE OF EXERCISE OF STOCK OPTION ISSUED
UNDER THE 2001 STOCK OPTION PLAN

To: Compensation Committee

Maxim Mortgage Corporation
10325 Summer Creek Drive

Alpharetta, Georgia 30022

I hereby exercise my Option dated __________ to purchase __________ shares of no par value common stock of the Company at the option exercise price of $_______per share. Enclosed is a certified or cashier's check in the total amount of $______, or payment in such other form as the Company has specified.

I represent to you that I am acquiring said shares for investment purposes and not with a view to any distribution thereof. I understand that my stock certificate may bear an appropriate legend restricting the transfer of my shares and that a stock transfer order may be placed with the Company's transfer agent with respect to such shares.

I request that my shares be issued in my name as follows:

(Print your name in the form in which you wish to have the shares registered)

(Social Security Number)

(Street and Number)

(City) (State) (Zip Code)

Dated: , 20__. Signature: